Exhibit 99.1

    Trex Company Reports 57% Increase in First Quarter Net Income

    WINCHESTER, Va.--(BUSINESS WIRE)--April 23, 2003--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the first quarter ended March 31, 2003.
    Net sales for the quarter were a record $68.7 million, which represented an increase of 32% over the $52.0 million reported for the first quarter of 2002. Net income for the quarter increased 57% to $10.1 million from the $6.4 million recorded in the first quarter of 2002. On a fully diluted per share basis, net income for the quarter was $0.69 per share versus $0.45 per share in 2002.
    Trex Company President Robert Matheny commented, "Our goal at Trex has always been to create a better product, tell people about it, and make it easy to buy. During the first quarter of 2003, progress on all three fronts was reflected in our strong financial performance. Demand for our product was strong during the first quarter early buy period and our two new production lines ran at full capacity. We are in the process of installing two additional manufacturing lines (bringing the total to nineteen), with start-ups scheduled for this summer. This will bring our annual revenue generating capacity to above $250 million. In addition, this year we are instituting the most compelling advertising and marketing program in our history, all aimed at defining the decking category, Trex. Finally, we have strengthened our sales force, are enlarging our dealer base, and are significantly expanding our TrexPro(TM) initiative, which matches homeowners interested in Trex decking and railing with experienced contractors in their area."
    "Based on these developments and trends, we expect that 2003's second quarter revenue will be between $55 and $57 million, resulting in earnings of $0.42 to $0.44 per fully diluted share. In the second quarter of 2003, SG&A expenses will be up significantly over those of 2002's second quarter, primarily to support our extensive marketing communication program. For the full year 2003, our expectation is that revenue will exceed $200 million, with earnings of between $1.63 to $1.66 per fully diluted share. Previous guidance for gross profit and SG&A as a percent of revenue remains the same.

    About Trex Company
    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States.
    For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.
    Trex(R) and Trex Wood-Polymer(R) are trademarks of Trex Company, Inc., Winchester, Va.

    Note: The Company has scheduled a conference call to discuss first-quarter results for 11:00 a.m. EDT on April 24. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. EDT on April 24 until 2:00 p.m. EDT on May 1. To listen to the telephone replay, dial 800-642-1687 or 706-645-9291 and enter reservation number 9696983.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of revenues and earnings, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2003 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Operations
                   (In thousands, except share data)
                              (Unaudited)


                                                   Three Months Ended
                                                         March 31,
                                                      2002       2003
                                                ----------------------

Net sales                                          $51,996    $68,678

Cost of sales                                       32,034     38,920
                                                ----------------------

Gross profit                                        19,962     29,758

Selling, general and administrative expenses         7,136     12,559
                                                ----------------------

Income (loss) from operations                       12,826     17,199

Interest expense,  net                              (2,470)      (913)
                                                ----------------------

Income (loss) before taxes                          10,356     16,286

Income taxes                                         3,936      6,189
                                                ----------------------

Net income (loss)                                   $6,420    $10,097
                                                ======================

Fully diluted earnings (loss) per common
 share.                                              $0.45      $0.69
                                                ======================


Weighted average fully diluted shares
 outstanding                                    14,373,248 14,624,823
                                                ======================

                          TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                 31-Dec-02  31-Mar-03
                                                 --------- -----------
                                                           (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents                     $14,893     $33,640
    Trade accounts receivable                         840      13,913
    Inventories                                    22,429      12,494
    Prepaid expenses and other assets               1,395       2,091
    Deferred income taxes                           2,269       2,042
                                                 --------- -----------
        Total current  assets                      41,826      64,180
                                                 --------- -----------
Property, plant and equipment, net                133,570     133,750
Intangible assets, net                              6,837       6,837
Other                                               1,323       1,165
                                                 --------- -----------
        Total assets                             $183,556    $205,932
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                        $10,056     $13,641
    Accrued expenses                                6,089       3,560
    Income taxes payable                              114       5,181
    Other current liabilities                         638       1,020
    Current portion long-term debt                    795         857
                                                 --------- -----------
        Total current liabilities                  17,692      24,259
                                                 --------- -----------
Deferred income taxes                               9,915      10,450
Debt-related derivatives                            2,773       2,731
Mortgages                                          14,401      14,137
Long-term debt                                     40,000      40,000
                                                 --------- -----------
        Total liabilities                          84,781      91,577
                                                 --------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000
     shares authorized; none issued and
     outstanding                                       --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,297,711 and 14,654,453
     shares issued and outstanding at December
     31, 2002 and March 31, 2003                      143         147
    Additional capital                             49,354      54,665
    Retained earnings                              53,397      63,494
    Deferred compensation                          (2,400)     (2,258)
    Accumulated other comprehensive net loss       (1,719)     (1,693)
                                                 --------- -----------
         Total stockholders' equity                98,775     114,355
                                                 --------- -----------
         Total liabilities and stockholders'
          equity                                 $183,556    $205,932
                                                 ========= ===========

                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)


                                                    Three Months Ended
                                                          March 31,
                                                         2002    2003
                                                     -----------------
OPERATING ACTIVITIES
Net income                                             $6,420 $10,097
Adjustments to reconcile net income to net cash
 provided by
    operating activities:
Depreciation and amortization                           3,538   3,269
Other non-cash charges                                    524     836
Changes in operating assets and liabilities            11,918   2,671

Net cash provided by operating activities             $22,400 $16,873
                                                     -----------------

INVESTING ACTIVITIES                                    ($770)($3,239)
                                                     -----------------

FINANCING ACTIVITIES                                 ($21,630) $5,113
                                                     -----------------

Net increase in cash and cash equivalents                  $- $18,747
Cash and cash equivalents at beginning of period            -  14,893
                                                     -----------------

Cash and cash equivalents at end of period                 $- $33,640
                                                     =================

    CONTACT: Trex Company, Inc.
             Robert G. Matheny, 540-542-6300
             or
             Lippert/Heilshorn & Associates
             John Nesbett
             Harriet Fried
             212/838-3777